As filed with the Securities and Exchange Commission on October 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________________

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in its charter)

______________________________________

Delaware	36-2096643
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393 LaFox, Illinois	60147-0393

(Address of principal executive offices)	(Zip Code)

Richardson Electronics, Ltd. Amended and Restated 2011 Long-Term Incentive Plan

(Full title of the plan)

Edward J. Richardson

Chairman, Chief Executive Officer and President

40W267 Keslinger Road, P.O. Box 393

LaFox, Illinois 60147-0393

______________________________________

Copies to:

Aslam A. Rawoof

Benesch, Friedlander, Coplan & Aronoff LLP

1155 Avenue of the Americas, Floor 26

New York, New York 10036

(Name and address of agent for service)

(800) 772-9172

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On October 7, 2025, at its annual meeting of stockholders, the stockholders of Richardson Electronics, Ltd. (the “Company” or the “Registrant”) approved an amendment (the “Amendment”) to the Richardson Electronics, Ltd. Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) to, among other things, increase the number of shares of common stock, $0.05 par value per share (“Common Stock”), available for issuance from the shares of Common Stock that were previously authorized for issuance under the Plan. The Company is filing this Registration Statement in order to register under the Securities Act of 1933, as amended (the “Securities Act”), the additional 2,000,000 shares of Common Stock authorized for issuance under the Plan. The Common Stock reserved for issuance under the Plan prior to this Amendment were previously registered under the Registration Statements on Form S-8 on July 27, 2012 (Registration No. 333-182907), on August 3, 2015 (Registration No. 333-206044), on October 17, 2018 (Registration No. 333-227876), and on October 8, 2020 (Registration No. 333-249383), which are hereby incorporated by reference pursuant to General Instruction E to Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”), are incorporated by reference into this Registration Statement:

(i)
The Registrant’s Annual Report on Form 10-K (File No. 000-12906) for the fiscal year ended May 31, 2025, filed with the Commission on August 4, 2025, and all information incorporated by reference therein, including the description of the Shares contained in Exhibit 4 thereto and all amendments or reports filed for the purpose of updating such description;
(ii)
The Registrant’s Quarterly Report on Form 10-Q (File No. 000-12906) for the fiscal quarter ended August 30, 2025, filed with the Commission on October 9, 2025; and
(iii)
The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on August 25, 2025, for the Annual Meeting of the Registrant’s Stockholders held on October 7, 2025.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

Item 5. Interests of Named Experts and Counsel.

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) and the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Registrant’s Amended and Restated By-Laws, as amended (the “By-Laws”), provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the director or officer had no reasonable cause to believe were unlawful.

The Charter provides that the Registrant will, to the full extent permitted under Section 145 of the DGCL, advance payment of expenses and maintain insurance against liability on behalf of all persons for whom it may take each such respective action pursuant to the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The By-Laws also provide that the Registration shall indemnify, and advance expenses, to the fullest extent permitted by applicable law, to each person who is or was a director, officer, employee, agent or fiduciary of the Registrant or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Registrant in the event such person is, or is threatened to be made, a party to any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other threatened, pending or completed proceeding whether civil, criminal, administrative or investigative (a “Proceeding”) due to such person’s status as a director, officer, employee, agent or fiduciary of the Registrant or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Registrant, if such person acted in good faith. Further, such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the indemnitee. However, such indemnification shall not extend to (A) such Proceeding as to which the indemnitee shall have been adjudged to be liable to the corporation if applicable law prohibits such indemnification or (B) such Proceeding brought by the indemnitee or made by the indemnitee against the Registrant.

The By-Laws provide that rights of indemnification and to receive advancement of expenses are not exclusive of any other rights to which indemnitee may at any time be entitled under applicable law, the Charter, the By-Laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. The Registrant has obtained director and officer liability insurance for the benefit of its directors and officers.

The By-Laws specifically authorize the Registrant to enter into agreements with officers, directors, employees or agents of the Registrant providing indemnification rights, to the extent authorized from time to time by its Board of Directors.

Item 7. Exemption from Registration Claimed.

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

Item 8. Exhibits.

Exhibit No.	Description

4.1

Description of the Company’s securities (incorporated by reference to Exhibit 4 to the Registrant’s Annual Report on Form 10-K (File No. 000-12906) for the fiscal year ended May 31, 2025, filed with the Commission on August 4, 2025).

5.1*	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

23.1*	Consent of Independent Registered Public Accounting Firm - BDO USA, P.C.

24.1*	Power of Attorney (included on signature page).

99.1

Richardson Electronics, Ltd. Amended and Restated 2011 Long-Term Incentive Plan (incorporated by reference to Annex II of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 25, 2025).

99.2

Amendment One to the Richardson Electronics, Ltd. Amended and Restated 2011 Long-Term Incentive Plan (incorporated by reference to Annex I of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 25, 2025).

107*	Filing Fee Table

*Filed herewith

Item 9. Undertakings.

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of LaFox, State of Illinois, on this 24th day of October, 2025.

RICHARDSON ELECTRONICS, LTD.

By:	/s/ Edward J. Richardson
Name: Edward J. Richardson
Title: Chairman of the Board, Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Ben, as his or her true and lawful agent, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward J. Richardson	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	October 24, 2025
Edward J. Richardson

/s/ Robert J. Ben	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	October 24, 2025
Robert J. Ben

/s/ Jacques Belin	Director	October 24, 2025
Jacques Belin

/s/ James Benham	Director	October 24, 2025
James Benham

/s/ Wendy S. Diddell	Director	October 24, 2025
Wendy S. Diddell

/s/ Kenneth Halverson	Director	October 24, 2025
Kenneth Halverson

/s/ Robert Kluge	Director	October24, 2025
Robert Kluge

/s/ Paul J. Plante	Director	October 24, 2025
Paul J. Plante